Exhibit 1

Wednesday, October 28, 2020

Dear Fellow Shareholder,

You are cordially invited to attend the Elbit Systems Ltd. Extraordinary and Annual General Meeting of Shareholders to be held at our offices at the Advanced Technology Center, Haifa, Israel, on Wednesday, December 2, 2020, at 2:00 p.m, Israel time.

The agenda of the meeting and the proposals to be voted on are described in the accompanying Proxy Statement. For the reasons described in the Proxy Statement, the Board of Directors recommends that you vote “FOR” the proposals as specified in the enclosed proxy card.

We look forward to greeting all the shareholders who attend the meeting. However, whether or not you are able to attend, it is important that your shares be represented. Therefore, at your earliest convenience, please complete, date and sign the enclosed proxy card and return it promptly in the provided pre-addressed envelope so that it is received at least four (4) hours before the meeting. If your shares are held in “street name” (i.e., through a broker or other nominee), please follow the instructions on your voting instruction form in order to submit it to your broker or nominee. If your shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (the “TASE”) you may vote through means of an electronic vote as further detailed in the proxy statement, no later than six (6) hours before the meeting.

All of our shareholders are invited to review our audited consolidated financial statements for the fiscal year ended December 31, 2019, which will be presented for discussion at the meeting and which are included in our Annual Report on Form 20-F, which was filed with the U.S. Securities and Exchange Commission (“SEC”) and with the Israel Securities Authority (“ISA”) on March 25, 2020 (the “2019 Annual Report”). Shareholders may receive a hard copy of such 2019 Annual Report, free of charge, upon request to our Corporate Secretary, at the following e-mail address: Corporate.Secretary@elbitsystems.com. Such 2019 Annual Report and the financial statements included therein are not a part of the Proxy Statement. Shareholders may review a copy of our filings with the SEC, including exhibits and schedules, and obtain copies of such materials, at the SEC’s public reference room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Shareholders may call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information that registrants such as us file electronically with the SEC. Shareholders may also review a copy of our filings with the ISA, including the 2019 Annual Report (and the financial statements included therein) on the website of the ISA at www.magna.isa.gov.il, the website of the TASE at www.maya.tase.co.il and on our website at www.elbitsystems.com (under “Investor Relations: Financial Reports: Annual Reports: Elbit Systems 2019 Annual Report (20 F)”).
Thank you for your cooperation.

Very truly yours,
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
NOTICE OF THE COMPANY’S EXTRAORDINARY AND ANNUAL GENERAL MEETING OF SHAERHOLDERS

Haifa, Israel

October 28, 2020

This is notice that the Extraordinary and Annual General Meeting of Shareholders (the “Meeting”) of Elbit Systems Ltd. (the “Company”) will be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on Wednesday, December 2, 2020, at 2:00 p.m., Israel time.

It is proposed that at the Meeting the shareholders adopt resolutions for the following purposes (each referred to as the “Proposal” and collectively- the “Proposals”):

1.to re-elect to the Company’s Board of Directors the following seven members (“Directors”), who are not “External Directors” as defined in the Israeli Companies Law 5759-1999 (the “Companies Law”), to serve until the close of the next Annual General Meeting of Shareholders: Mr. Michael Federmann, Mrs. Rina Baum, Mr. Yoram Ben-Zeev, Mr. David Federmann, Mr. Dov Ninveh, Prof. Ehood (Udi) Nisan and Prof. Yuli Tamir;
2.to approve the extension of the indemnification letters of Mr. M. Federmann and Mr. D. Federmann, for an additional three years commencing on December 1, 2020; and
3.to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year 2020 and until the close of the next Annual General Meeting of Shareholders.

Further details with respect to the Proposals are included in the accompanying Proxy Statement. In addition, at the Meeting the Company will report on or discuss certain additional matters as noted below under “ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED.”

The approval of each Proposal is subject to the majority requirements as set forth in the enclosed Proxy Statement.

Only shareholders of record at the close of business on Monday, November 2, 2020 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting and any adjournments or postponements of the Meeting. All shareholders are cordially invited to attend the Meeting in person.

Shareholders may vote their shares by attending the Meeting and voting their shares in person, by completing the enclosed proxy card or (as applicable) a voting instruction form, or by casting an electronic vote, as described below. A form of proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. In order to be counted for purposes of voting at the Meeting, a properly signed proxy card must be received by the Company at least four (4) hours before the Meeting. Shareholders who hold their shares in “street name,” may either direct the record holder of their shares how to vote their shares (by completing a voting instruction form as described above) or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s shares ownership on the Record Date.

A shareholder, whose shares are registered with a member of the Tel-Aviv Stock Exchange Ltd. (“TASE”), is required to prove his or her share ownership in order to vote at the Meeting. Such shareholder will provide the Company with an ownership certificate (as of the Record Date) from that TASE member. Each such shareholder is entitled to receive the ownership certificate in the branch of the TASE member or by mail to his or her address (in consideration of mailing fees only), and is also entitled to receive, for no charge, a link to the text of the proxy card and to any Position Statements (as defined below) posted on the Israel Securities Authority (“ISA”) website (unless the shareholder notified the TASE member that the shareholder is not so interested); provided that the notice was provided with respect to a particular securities account prior to the Record Date.

The ISA has set up an electronic voting system for shareholders meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their shares through the system, following a registration process, no later than six (6) hours before the Meeting, i.e., by Wednesday, December 2, 2020, at 8:00 a.m., Israel time.

Shareholders are permitted to express their position on the Proposals by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on Monday, November 23, 2020.

A form of the proxy card and a copy of each Position Statement submitted (if submitted) will be available to the public on the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at www.tase.co.il and on the website of the United States Securities and Exchange Commission (“SEC”) at www.sec.gov. A shareholder may apply to the Company directly in order to receive a copy of the proxy card and any Position Statement submitted (if submitted).

A copy of the accompanying Proxy Statement, which includes the full version of the Proposals, may be reviewed at the Company’s offices at the Advanced Technology Center, Haifa, Israel, after coordinating in advance with the Corporate Secretary (Tel: 972 77 2945358) between 9:00 a.m. and 4:00 p.m. Israel time, Sunday – Thursday. The Proxy Statement may also be reviewed at the distribution website of the ISA at www.magna.isa.gov.il, on the website of the TASE at www.maya.tase.co.il, on the website of the SEC at www.sec.gov and on the website of the Company at www.elbitsystems.com.

By Order of the Board of Directors,
MICHAEL FEDERMANN
Chair of the Board of Directors
BEZHALEL MACHLIS
President and Chief Executive Officer

ELBIT SYSTEMS LTD.
Advanced Technology Center
P.O. Box 539
Haifa 3100401, Israel
PROXY STATEMENT

This Proxy Statement is provided to the holders of ordinary shares, nominal value 1.00 New Israeli Shekel (“NIS”) per share (the “Shares”), of Elbit Systems Ltd. (the “Company”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies for use at the Company’s Extraordinary and Annual General Meeting of Shareholders to be held at the Company’s offices at the Advanced Technology Center, Haifa, Israel, on December 2, 2020 at 2:00 p.m., Israel time (the “Meeting”), or at any adjournment or postponement of the Meeting, as specified in the accompanying Notice of the Company’s Extraordinary and Annual General Meeting of Shareholders.

It is proposed that at the Meeting the shareholders adopt resolutions for the following purposes (each referred to as a “Proposal” and, collectively, as the “Proposals”):

1.to re-elect to the Board the following seven members (“Directors”) who are not “External Directors” as defined in the Israeli Companies Law 5759-1999 (the “Companies Law”), to serve until the close of the next Annual General Meeting of Shareholders: Mr. Michael Federmann, Mrs. Rina Baum, Mr. Yoram Ben-Zeev, Mr. David Federmann, Mr. Dov Ninveh, Prof. Ehood (Udi) Nisan and Prof. Yuli Tamir;
2.to approve the extension of the indemnification letters of Mr. M. Federmann and Mr. D. Federmann, for an additional three years commencing on December 1, 2020; and
3.to re-appoint Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, as the Company’s independent auditor for the fiscal year 2020 and until the close of the next Annual General Meeting of Shareholders.

In addition, at the Meeting the Company will report on or discuss certain additional matters as noted below under “ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED.”

Shares represented by properly signed and unrevoked proxies will be voted in the manner directed by the persons designated as proxies.

QUORUM AND VOTING REQUIREMENTS
Only shareholders of record at the close of business on November 2, 2020 (the “Record Date”) have the right to receive notice of, and to vote at, the Meeting, and any adjournments or postponements of the Meeting. Mailing of this Proxy Statement and the accompanying materials will be made on or about November 2, 2020. Shareholders who, at the close of business on the Record Date, hold Shares through a bank, broker or other holder of record that itself is a Company shareholder or who appear on a participant list of a securities depository with respect to Shares, are considered to be beneficial owners of Shares held in “street name.”

On October 22, 2020, the Company had forty-four million one hundred ninety-eight thousand three hundred and thirty (44,198,330) Shares outstanding, each giving a right of one vote with respect to each Proposal.

The Meeting will be properly convened with a quorum if at least two (2) shareholders are present in person, by proxy or by a voting instrument, holding or representing, in the aggregate, at least one-third (1/3) of the issued voting Shares. If a quorum is not present within one-half (1/2) hour after the time set for the Meeting, the Meeting will be adjourned and will be reconvened one (1) week later at the same time and place unless other notice is given to the shareholders by the Board. If at such adjourned meeting a quorum is not present within one-half (1/2) hour of the time for the adjourned meeting, then any two (2) shareholders who together represent at least ten percent (10%) of the Shareholders’ voting power, present in person, by proxy or by a voting instrument, will be considered a quorum.

Joint holders of Shares should note that, according to the Company’s Articles of Association, the vote, whether in person, by proxy or by a voting instrument, of the senior of the joint holders of any voted Share will be accepted over any vote(s) of the other joint holders of that Share. For this purpose, seniority will be determined by the order in which the joint holders’ names appear in the Company’s Register of Shareholders.

The approval of each of Proposals 1 and 3, requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on such Proposals.

The approval of Proposal 2, requires the affirmative vote of a majority of the voting power in the Company present at the Meeting either in person, by proxy or by a voting instrument, and voting on the Proposal, provided that either: (i) such majority includes at least a majority of the Shares voted at the Meeting by shareholders who are not Controlling Shareholders (as defined below) and do not have a Personal Interest (as defined below) in the approval of the Proposal, disregarding abstentions; or (ii) the total number of Shares voted against the approval of the Proposal by shareholders referred to in sub-section (i) does not exceed two percent (2%) of the total voting rights in the Company.

Under the Companies Law, “Personal Interest” means a shareholder’s personal interest in an act or a transaction of a company, including the personal interest of his or her Relatives (as defined below) or of an entity in which such shareholder or his or her Relative is an Interested Party (as defined below). Personal Interest excludes a personal interest arising solely from holding a company’s shares and includes a Personal Interest of any person voting pursuant to a proxy provided to him or her by another person with respect to the proposal, even if the person providing the proxy does not have a Personal Interest. The vote of a person who is voting by a proxy provided to him or her on behalf of another who has a Personal Interest will also be seen as a vote of a person with a Personal Interest, whether the discretion to vote is in the hands of the voter or not.

“Relative” means a person’s spouse, brother or sister, parent, grandparent, descendant, such persons spouse’s descendant, brother, sister or parent, or the spouse of any of the above.

“Interested Party” means any person that either:
(a) holds five percent (5%) or more of an entity’s issued share capital or voting rights;
(b) has the right to appoint a director to an entity’s board of directors or the chief executive officer thereof; or
(c) is a member of an entity’s board of directors or serves as the chief executive officer thereof.

“Controlling Shareholder” means, for purposes of Proposal 2, any shareholder who has the ability to direct the Company’s activity, including any shareholder holding 50% or more of the “means of control” of the Company. “Means of control” is defined under Israeli law as any one of the following: (i) the right to vote at a general meeting of the Company, or (ii) the right to appoint directors of the Company or its chief executive officer.

In connection with the above and for the purpose of Proposal 2 described in this Proxy Statement, each shareholder who attends the Meeting in person, by proxy or by a voting instrument will advise the Company or indicate in the proxy card or the voting instrument, as the case may be, whether or not that shareholder is a Controlling Shareholder or has a Personal Interest in the approval of Proposal 2. Failure to advise or indicate as described above will require the Company to assume that such shareholder has a Personal Interest in the approval of Proposal 2, and disqualify such shareholder’s vote on Proposal 2. The Company may not assume that a shareholder who signs and returns a proxy card without a specific indication as to the lack of Personal Interest of such shareholder, has no Personal Interest with respect to Proposal 2.
VOTING BY PROXY AND ELECTRONIC VOTING
Shareholders may vote their Shares by attending the Meeting and voting their Shares in person, by completing the enclosed proxy card or (as applicable) a voting instruction form, or by casting an electronic vote, as described below.

A form of proxy card for use at the Meeting and a return envelope for the proxy card are enclosed. By appointing a “proxy” or, with respect to “street name” beneficial owners, by returning a properly completed voting instruction form, shareholders may have their Shares voted at the Meeting whether or not they attend. If a properly executed proxy card in the attached form is received by the Company at least four (4) hours prior to the Meeting, the Shares represented by the proxy will be voted in the manner directed by the persons designated as proxies. “Street name” beneficial owners of Shares should return their voting instruction form by the date and time set forth therein.

Shareholders who hold their Shares in “street name,” may either direct the record holder of their Shares how to vote their Shares (by completing a voting instruction form as described above), or obtain a legal proxy from the record holder to vote at the Meeting on behalf of the record holder together with proof of such record holder’s Share ownership on the Record Date. Shareholders who hold their Shares through a member of the Tel Aviv Stock Exchange (the “TASE”) and intend to vote their Shares at the Meeting in person or by proxy must deliver to the Company, via messenger or registered mail, proof of ownership issued by the applicable bank or broker, confirming their ownership of the Shares as of the Record Date, prepared in accordance with the requirements of the Israeli Companies Regulations (Proof of Ownership of Shares for Voting at General Meetings), 5760-2000.

Shareholders are requested to complete, date and sign the enclosed proxy card or (as applicable) the voting instruction form, and return them promptly. Even if you plan to attend the Meeting, we recommend that you also submit your proxy card or voting instruction form as described in this Proxy Statement so that your vote will be counted if you later decide not to attend the Meeting.

If you provide specific instructions (by marking a box on the proxy card) with regard to a Proposal, your Shares will be voted as you instruct. Unless otherwise indicated on the proxy card or in the electronic vote, and to the extent permitted by law and applicable stock exchange requirements, Shares represented by a properly signed and received proxy card in the enclosed form or in an electronic form will be voted in favor of the Proposals. Abstentions will not be treated as either a vote “for” or “against” a Proposal, although they will be counted to determine if a quorum is present. Thus, if you sign and return your proxy card (or complete your electronic vote) without giving specific instructions with respect to a Proposal, your Shares will be voted in favor of such Proposal.

If you are a “street name” holder and you sign and return your voting instruction form without giving specific instructions with respect to a Proposal, your broker will not be permitted to vote your Shares with respect to such Proposal (commonly referred to as a “broker non-vote”). In such circumstances, your Shares will be included in determining the presence of a quorum at the Meeting but will not be considered “present” for the purpose of voting on such Proposal. Such Shares have no impact on the outcome of the voting on such Proposal.

If you sign and return your proxy card or voting instruction form, the persons named as proxies will vote in their discretion on any matters other than the Proposals that may properly come before the Meeting.

The Israel Securities Authority (“ISA”) has set up an electronic voting system for shareholders meetings of Israeli companies whose shares are listed on the TASE via its online platform. Shareholders are able to vote their Shares through the system, following a registration process, no later than six (6) hours before the Meeting.

Shareholders may revoke any proxy card or electronic vote prior to their exercise by filing with the Company a written notice of revocation or a properly signed proxy card of a later date (if received by the Company at least four (4) hours prior to the Meeting), or by voting through the electronic voting system on a later date (if done at least six (6) hours prior to the Meeting), or by voting in person at the Meeting. If you hold your Shares in “street name,” you may change your voting instructions by following the directions provided to you by your broker, bank or other nominee.

Solicitation of proxies will be made primarily by mail; however, in some cases proxies may be solicited by telephone or other personal contact. The Company will pay for the cost of the solicitation of proxies, including the cost of preparing, assembling and mailing the proxy materials, and will reimburse the reasonable expenses of brokerage firms and others for forwarding proxy materials to shareholders.

This Proxy Statement and the accompanying proxy card also constitute a “voting deed” (Ktav Hatzba’a) for the purpose of Regulation 3(c) of the Israeli Companies Regulations (Concessions for Companies Whose Shares are Listed on a Stock Exchange Outside of Israel), 5760-2000 (the “Concessions Regulations”).
POSITION STATEMENTS
Shareholders are permitted to express their position on the Proposals by submitting a written statement (a “Position Statement”), through the Company, to the other shareholders. Position Statements should be submitted to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on November 23, 2020. Reasonable costs incurred by the Company in dealing with a Position Statement will be borne by the submitting shareholder.

Currently, the Company is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies in the proxy card intend to vote in accordance with their best judgment on such matters. One or more shareholders holding at least one percent (1%) of the Company’s total voting rights may present proposals for consideration at the Meeting by submitting their proposals to the Company at its registered offices, at Elbit Systems Ltd., Advanced Technology Center, Haifa, 3100401 Israel, to the attention of Mrs. Adi Pinchas Confino, Corporate Secretary, no later than the close of business on November 4, 2020. If the Company determines that a shareholder’s proposal is appropriate for inclusion in the Meeting agenda, a revised agenda will be published by the Company.

BENEFICIAL OWNERSHIP OF SECURITIES
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of October 22, 2020, to the best of the Company’s knowledge, the number of Shares(1) owned by (i) all shareholders known by the Company to own 5% or more of the Company’s Shares and (ii) all directors and executive officers of the Company as a group. Ordinary shares that a person has the right to acquire within 60 days of October 22, 2020 through exercise of options under the Plan (as defined below), are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all executive officers and board members as a group.

Name of Shareholder	Number of Shares Beneficially Owned	Percentage of Ownership (1)
Federmann Enterprises Ltd. 99 Hayarkon Street Tel-Aviv, Israel	19,580,342(2)	44.3%

All executive officers and directors as a group (24 persons)	343,932(3)	0.77% (3)

(1)    Based on forty-four million one hundred ninety eight thousand three hundred and thirty (44,198,330) Shares outstanding as of October 22, 2020.

(2)    Includes 3,836,458 Shares held by Heris Aktiengesellschaft (Heris). Heris is owned, directly and indirectly, by Federmann Enterprises Ltd. (FEL). FEL is controlled by Beit Federmann Ltd. (BFL). BFL is controlled by Beit Bella Ltd. (BBL) and Beit Yekutiel Ltd. (BYL). Michael Federmann is the controlling shareholder of BBL and BYL. He is also the chair of Elbit Systems’ Board and the chair of the board and the chief executive officer of FEL. Therefore, Mr. Federmann controls, directly and indirectly, the vote of Shares owned by Heris and FEL. In connection with FEL’s purchase of Shares in 2004 and 2006, FEL obtained loans from two Israeli banks. As security for the loans, an aggregate of 3,000,000 of Shares are pledged by FEL to the banks.

(3)    The amount does not include any Shares that may be deemed to be beneficially owned by Michael Federmann as described in footnote (2) above. In addition, the number of Shares beneficially owned reflects outstanding options that were granted to certain executive officers under the Company’s 2018 Equity Incentive Plan for Executive Officers (the “Plan”). The Plan includes a mandatory “Net Exercise Mechanism” (as such term is defined in the Plan). Due to the Net Exercise Mechanism, the number of Shares that will actually be owned following the exercise of the options by the executive officers cannot be determined at this point and will be lower than the number of options granted under the Plan.

DIRECTOR INDEPENDENCE CRITERIA; CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Under the Nasdaq Marketplace Rules (“Nasdaq Rules”) that are applicable to the Company, a majority of the members of the Board as well as all of the members of the Audit Committee of the Board (the “Audit Committee”) must meet certain independence criteria. In addition, in accordance with Nasdaq Rules, the Corporate Governance and Nominating Committee of the Board (the “Corporate Governance and Nominating Committee”), consisting in its entirety of Directors meeting the independence criteria for directors as defined by the Nasdaq Rules, among other functions, makes recommendations to the Board of qualified candidates for election or appointment to the Board.

The Corporate Governance and Nominating Committee and the Board as a whole have determined that three of the nominees for election as members of Board (Mr. Yoram Ben-Zeev, Prof. Ehood (Udi) Nisan and Prof. Yuli Tamir) and both External Directors, Mr. Noaz Bar Nir and Mrs. Bilha (Billy) Shapira, meet the board of directors’ independence criteria under the applicable Nasdaq Rules for independent directors and audit committee members.

In addition, in accordance with the Companies Law, a majority of the members of the Audit Committee must qualify as “Independent Directors,” under the Companies Law, and the Audit Committee must also include all “External Directors” of the Company, one of whom must serve as Chair of the committee, in accordance with the criteria of the Companies Law.

The Audit Committee and the Board as a whole have determined that Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir, meet the criteria of an “Independent Director” under the Companies Law and that the External Directors Mr. Bar Nir and Mrs. Shapira meet the independence criteria for External Directors under the Companies Law.

PROPOSAL 1 – RE-ELECTION OF DIRECTORS UNTIL THE CLOSE OF THE NEXT ANNUAL
GENERAL MEETING OF SHAREHOLDERS

At the Meeting, the following seven individuals, who are not External Directors, are nominated to be elected to the Board: Mr. Michael Federmann, Mrs. Rina Baum, Mr. Yoram Ben-Zeev, Mr. David Federmann, Mr. Dov Ninveh, Prof. Ehood (Udi) Nisan and Prof. Yuli Tamir. Also, if elected to another term as a Director, Michael Federmann will continue to serve as Chair of the Board.

The Companies Law requires that a person will not be elected and will not serve as a director in a public company if he or she does not have the required qualifications and the ability to dedicate an appropriate amount of time for the performance of his or her director position in the company, taking into consideration, among other factors, the specific needs and size of the company.

A general shareholders meeting of a company whose shares are publicly traded, at which the appointment of a director is to be considered, will not be convened unless the person nominated to be so appointed has declared to the company that he or she complies with the above-mentioned requirements and details of his or her applicable qualifications are provided and, in case such nominee is to be an External Director, such nominee has also declared that he or she complies with the applicable independence criteria under the Companies Law.

Each of the proposed nominees, Mr. M. Federmann, Mrs. Baum, Mr. Ben-Zeev, Mr. D. Federmann, Mr. Ninveh, Prof. Nisan and Prof. Tamir, has declared to the Company that he or she complies with the required qualifications under the Companies Law for appointment as a member of the Board, detailing his or her applicable qualifications, and that he or she is capable of dedicating the appropriate amount of time for the performance of his or her role as a member of the Board, taking into consideration, among other factors, the specific needs and size of the Elbit Systems Ltd. In addition, Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir each has also declared that he or she complies with the criteria of an Independent Director under the Companies Law.

As mentioned above under “DIRECTOR INDEPENDENCE CRITERIA; CORPORATE GOVERNANCE AND NOMINATING COMMITTEE”, three of these nominees (Mr. Ben-Zeev, Prof. Nisan and Prof. Tamir) meet the board of directors’ independence criteria under the applicable Nasdaq Rules as well as the criteria of an Independent Director under the Companies Law.

Mr. Noaz Bar Nir and Mrs. Bilha (Billy) Shapira, who are not standing for election, will continue to serve as External Directors until August 20, 2023 and November 20, 2022, respectively. As mentioned above under “DIRECTOR INDEPENDENCE CRITERIA; CORPORATE GOVERNANCE AND NOMINATING COMMITTEE”, each of Mr. Bar Nir and Mrs. Shapira meets the board of directors’ independence criteria under the applicable Nasdaq Rules and also qualifies as “External Director” in accordance with the criteria of the Companies Law.

The Corporate Governance and Nominating Committee has recommended to the Board that each of the above-named nominees be nominated for election to the Board.

The Board has approved the recommendation of the Corporate Governance and Nominating Committee with respect to the above list of nominees.

Each nominee so elected as a Director will hold office until the close of the next Annual General Meeting of Shareholders and until his or her successor is elected and qualified, unless any Director’s office is vacated earlier in accordance with the provisions of the Companies Law and the Company’s Articles of Association.

In accordance with the Company’s compensation policy, approved by the Company’s shareholders on April 11, 2018, as amended (the “Compensation Policy”), and in accordance with the Israeli Companies Regulations (Relief from Related Parties’ Transactions), 5760-2000 (the “Relief Regulations”), the Company’s Compensation Committee and the Board as a whole have approved, in respective meetings held in October 25, 2020, payment to the Company’s Directors (including Mr. Michael Federmann, who may be considered a direct or indirect controlling shareholder of the Company, and his son, Mr. David Federmann) of compensation for their service as Directors, in accordance with maximum regulatory rates payable to External Directors under Israeli law for companies similarly classified based on their shareholding equity as may from time to time be updated by the Israeli regulations.

As a result, if elected, each of the Company’s Directors will be entitled to an annual fee of NIS 110,675 (equal to approximately $32,744) and a per meeting fee of NIS 4,260 (equal to approximately $1,260) which reflect the current fees levels mentioned above, linked to the Israeli consumer price index. Compensation payments to directors are made either directly to the director or to his or her employing company.

Five of the nominees (Mrs. Baum, Mr. Ben-Zeev, Mr. Ninveh, Prof. Nisan and Prof. Tamir) will continue to be covered by the indemnification letters as approved by the Company’s shareholders. Subject to the approval of the extension of the Indemnification Letters (as defined below) of Mr. Michael Federmann and Mr. David Federmann under Proposal 2 of this Proxy Statement, Mr. Michael Federmann and Mr. David Federmann will also continue to be covered by the Indemnification Letters.

In addition, in accordance with the Compensation Policy, each of the Company’s Directors (including Mr. M. Federmann, who may be considered a direct or indirect controlling shareholder of the Company, and his son, Mr. D. Federmann), is and will be covered by a directors and officers (D&O) liability insurance policy, to be purchased from time to time by the Company in compliance with the provisions of the Compensation Policy, the Companies Law and the Relief Regulations.

The nominees and the continuing External Directors, their respective ages as of October 22, 2020 and the years in which they became Directors of the Company are as follows:

Name	Age	Director Since
Michael Federmann (Chair)	77	2000
Noaz Bar Nir	56	2020
Rina Baum	75	2001
Yoram Ben-Zeev	76	2014
David Federmann	45	2007
Dov Ninveh	73	2000*
Ehood Nisan	53	2016
Bilha Shapira	67	2019
Yuli Tamir	66	2015

* was not a member of the Board from April - October 2013

Background information on each of the seven nominees as well as of Mr. Bar Nir and Mrs. Shapira (the continuing External Directors) is as follows:

Michael Federmann. Michael Federmann has served as chair of the Board since 2000. Since 2002 he has served as chair and CEO of Federmann Enterprises Ltd. (“FEL”), a privately-owned Israeli company in which Mr. Federmann has held managerial positions since 1969. FEL, directly and through subsidiaries, holds a diversified portfolio of investments, including ownership of approximately 44.3% of the Company’s outstanding shares. FEL also has ownership interests in Dan Hotels Ltd. (“Dan Hotels”), an Israeli hotel chain, in Freiberger Compound Materials GmbH (“Freiberger”), a German company engaged in the supply of materials for the semi-conductor industry, as well as in several financial, real estate and venture capital investments. Mr. Federmann also serves as chair of the board of directors of Dan Hotels. He serves as the president of the Germany - Israel Chamber of Industry and Commerce, was awarded the Order of Merit of the Federal Republic of Germany and is an Honorary Commander of the Order of the British Empire (CBE). Mr. Federmann holds a bachelor’s degree in economics and political science from the Hebrew University of Jerusalem (the “Hebrew University”), which has also awarded him an honorary doctorate in philosophy.

Noaz Bar Nir (External Director). Noaz Bar Nir serves, since 2019, as a director of Genefron Ltd., a company in the field of genomic based personal medicine, Remedor Biomed Ltd., a company specializing in advanced treatment of wounds (in which he also served as a director from 2016 to 2017), and Radio Ashams FM Ltd., a regional radio station located in northern Israel. Since 2019, Mr. Bar Nir also serves as a business consultant for various private and public entities in the areas of medicine and tourism and is a lecturer on health systems management in the Netanya Academic College. From 2017 to 2018, Mr. Bar Nir served as CEO of Clalit Health Services Ltd. (“Clalit”), Israel’s largest health organization, and as chair of boards of Clalit’s subsidiaries S.L.H Medical Services Ltd., Mor – The Institution of Medical Information Ltd. and Clalit - Medical Engineering Ltd. From 2009 to 2017, he served in various senior executive positions and as chair of several companies in the fields of health and tourism, including from 2015 to 2017 as CEO of the Israel Hotel Association, from 2014 to 2015 as CEO of Harokeah Ltd., a network of pharmacies, from 2013 to 2015 as chair of the board of Shfayim Hotel Ltd. and Shfayim Park Ltd., and from 2009 to 2013 as director general of the Israeli Ministry of Tourism. Prior to that, Mr. Bar Nir held various financial positions, including from 2002 to 2008 as CFO of Clalit, and from 1996 to 2002 as head of the budgets, economics and cost accounting department of Clalit. From 1991 to 1995, he held several positions in the Israeli Ministry of Finance. From 2005 to 2007 he served as a member of the investments committee of Clal Pension and Gemel Ltd. In addition, from 1993 to 2017, he also served as a director in several entities, including among others Dikla Insurance Company Ltd. Mr. Bar Nir holds a bachelor’s degree in economics and an MBA, with proficiencies in financing, information systems and accounting, from the Hebrew University. Mr. Bar Nir serves as chair of the Audit Committee and the Financial Statements Review Committee, and as a member of the Compensation Committee and the Corporate Governance and Nominating Committee of the Board.

Rina Baum. Rina Baum is vice president for investments of FEL and since 1986 has served as a director and as general manager of Unico Investment Company Ltd. She serves as a director of Dan Hotels and Etanit Building Products Ltd. (“Etanit”), and holds other managerial positions with investee companies of FEL. Mrs. Baum holds a law degree (LL.B) from the Hebrew University.

Yoram Ben-Zeev. Yoram Ben-Zeev serves as an External Director of Kardan Real Estate Ltd., as well as on the boards of several non-profit organizations in Israel. He served as Israel’s ambassador to the Federal Republic of Germany from 2007 until 2012. Prior to that, he served for 26 years in various senior positions in the Israel Ministry of Foreign Affairs (“MFA”), including as deputy general director, head of the North America Division and senior member of the directorate. Among other positions held during his service in the MFA, Mr. Ben-Zeev served as Israel’s Consul General to the West Coast in the United States, political advisor to the president of the State of Israel, special coordinator to the Middle East peace process, advisor to prime minister Ehud Barak for the Camp David Peace Conference, chair of the MFA’s Steering Committee - Foreign Service Strategic and Functional Planning and of the Israel-Canada Annual Strategic Forum and member of the MFA’s Nomination Committee. Mr. Ben-Zeev has been the recipient of special awards for his diplomatic service from both the U.S. House of Representatives and the president of the Federal Republic of Germany. Mr. Ben-Zeev holds a bachelor’s degree in middle eastern studies, political science and international relations from the Hebrew University and a master’s degree in middle eastern studies from Tel-Aviv University. Mr. Ben Zeev serves as the chair of the Corporate Governance and Nominating Committee of the Board and as a member of the Audit Committee, the Financial Statements Review Committee and the Compensation Committee of the Board.

David Federmann. David Federmann has served as vice chair of the Board since 2015. He has served in various management capacities in FEL since 2000. He currently serves as chair of the board of Freiberger and as a member of the boards of directors of Dan Hotels, BGN Technologies Ltd. (the technology transfer company of Ben-Gurion University), and several other private companies. David Federmann is the son of Michael Federmann, chair of the Board. Mr. Federmann holds a bachelor’s degree in mathematics and philosophy from New York University.

Dov Ninveh. Dov Ninveh has served as chief financial officer and a manager in FEL since 1994 and as the general manager of Heris Aktiengesellschaft since 2012. He serves as a member of the board of directors of Dan Hotels, Etanit and Freiberger. Mr. Ninveh served as a director of Elbit System Electro-Optics Elop Ltd. from 1996 until 2000. From 1989 to 1994, he served as deputy general manager of Etanit. Mr. Ninveh holds a bachelor’s of science degree in economics and management from the Israel Institute of Technology (the Technion).

Professor Ehood (Udi) Nisan. Prof. Ehood (Udi) Nisan is a professor in the School of Public Policy and Government of the Hebrew University. He is an External Director of Harel Insurance Finance Services Ltd. and Rekah Pharmaceutical Industry Ltd.. He is also a member of the board of Bezalel Academy of Art and chair of its finance committee and a member of the board of the Jerusalem Biblical Zoo. From 2013 to 2016, he was the chair of the board of directors of Delek, The Israel Fuel Corporation Ltd. From 2009 to 2011, Prof. Nisan was the director of the budgets department of the Israeli Ministry of Finance, and from 2007 to 2009, he served as the director of the Government Companies Authority. Prior to that he served in various executive positions in the Israeli Ministry of Finance and served as a member and chair of several government and public committees, including from 1999 until 2002 as the CEO of the Jerusalem Development Authority. Prof. Nisan holds bachelor’s and master’s degrees in economics and business administration, and a PhD in public economics and policy from the Hebrew University. During 2006 - 2007, Prof. Nisan completed his post-doctoral studies at Harvard University's Kennedy School, where he was also a Senior Fellow in 2011 - 2012. Prof. Nisan serves as a member of the Audit Committee and the Financial Statements Review Committee of the Board. He is considered by the Board to have accounting and financial expertise under the Companies Law.

Bilha (Billy) Shapira (External Director). Mrs. Bilha (Billy) Shapira serves as a member of the board of governors and the audit committee of the Azrieli College of Engineering, as a member of the Jerusalem Transportation Master Plan Team and as a member of the boards of several non-profit organizations in Israel. She is also a consultant for TABI Learning Technologies Ltd., a start-up company in the field of pedagogical instruments for students with learning and sensory integration disorders. From 2018 until March 2020, she was the head of the Israeli branch of Helmholtz Association of German Research Centers, a German association with centers worldwide that promotes research collaboration between German institutions and industries and foreign academic institutions, industrial entities and governmental research bodies. From 2009 until 2017, Mrs. Shapira served as vice president and CEO of the Hebrew University and as the CEO of VERA - the Association of Heads of Universities in Israel. Prior to that, she served for 36 years in various management capacities in the Hebrew University. Mrs. Shapira holds a bachelor’s degree in Russian studies and international relations and a master’s degree in administration and public policy from the Hebrew University. Mrs. Shapira serves as chair of the Compensation Committee and is a member of the Audit Committee, the Financial Statements Review Committee and the Corporate Governance and Nominating Committee of the Board.

Professor Yuli Tamir.Professor Yuli Tamir. Professor Yuli Tamir. Prof. Yuli Tamir serves as the President of Beit Berl College, a multidisciplinary college near Kfar Saba, Israel since September 2020. From 2010 until September 2020, she served as the President of Shenkar College, a public college in Ramat-Gan, Israel. From 2006 until 2009, she served as Israel’s Minister of Education. Prof. Tamir also served as the Minister of Immigration from 1999 until 2001. She was a deputy speaker of the Knesset and a member of the Finance Committee, the Education Committee and the Security and Foreign Affairs Committee. Prof. Tamir is a founding member of the Israeli peace movement “Peace Now”. She served as the chair of the Association of Civil Rights in Israel and was a member of the political committee of the Women’s Lobby. She was a professor at Tel-Aviv University and a scholar-in-residence at Princeton University, Harvard University, the University of Pennsylvania, the European University in Florence, the Central European University in Budapest and the Blavatnik School of Government in Oxford. Prof. Tamir is the recipient of numerous academic awards. Prof. Tamir holds a bachelors of science degree in biology, a master’s degree in political science from the Hebrew University and a PhD in political philosophy from Oxford University. Prof. Tamir serves as a member of the Audit Committee and the Financial Statements Review Committee of the Board.
At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, that Mr. M. Federmann, Mrs. Baum, Mr. Ben-Zeev, Mr. D. Federmann, Mr. Ninveh, Prof. Nisan and Prof. Tamir are elected as Directors of the Company until the close of the next Annual General Meeting of Shareholders.”

The Board recommends a vote FOR approval of the Proposal.

PROPOSAL 2 – EXTENDING THE INDEMNIFICATION LETTERS OF MR. M. FEDERMANN AND
MR. D. FEDERMANN BY AN ADDITIONAL THREE YEARS

In November 2017, the shareholders of the Company approved the extension of indemnification letters to Mr. Michael Federmann, who may be considered a direct or indirect controlling shareholder of the Company, and to his son, Mr. David Federmann (the “Indemnification Letters”). The Indemnification Letters consist of the same terms and scope as the indemnification letters approved by the Company’s shareholders in November 2011 for granting to directors of the Company as nominated from time to time.

The Indemnification Letters contain the Company’s undertaking, subject to any applicable law and the Company’s Articles of Association, to indemnify Messers Federmann for certain liabilities and expenses incurred by them due to their roles in the Company, its subsidiaries or its affiliates, up to an aggregate indemnification amount for all office holders, of 25% of the Company’s equity, based on the Company’s most recent annual financial statements on a consolidated basis. The Indemnification Letters are subject to standard exceptions, procedures, and qualifications.

According to the Companies Law, the grant of an indemnification letter to a director that may be considered as a direct or indirect controlling shareholder of that company, or his or her relative, requires re-approval every three years by the company’s compensation committee, board of directors and shareholders.

In meetings held on October 25, 2020, the Compensation Committee and the Board approved the extension of the Indemnification Letters of Mr. Michael Federmann and Mr. David Federmann, on the basis that (i) indemnification letters are in the best interests of the Company, as they generally assist the Company to attract and maintain qualified directors, (ii) the granting of such letters to directors is a common practice, and (iii) the terms and conditions of the Indemnification Letters are identical to the terms of the indemnification letters provided to all other directors of the Company.

At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, that the extension of the Indemnification Letters to Mr. M. Federmann and Mr. D. Federmann for an additional three years commencing on December 1, 2020, be approved.”

The Board of Directors recommends that you vote FOR approval of this resolution.

PROPOSAL 3 - RE-APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITOR
FOR THE FISCAL YEAR 2020 AND UNTIL THE CLOSE OF THE NEXT
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Following the recommendation by the Financial Statements Review Committee of the Board, it is proposed that Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global Certified Public Accountants, will be re-appointed as the independent auditor of the Company for the fiscal year 2020 and until the close of the next Annual General Meeting of Shareholders. A representative of the independent auditor will be present at the Meeting and will be available to respond to appropriate questions from shareholders. Such auditor served as the Company’s auditor for the fiscal year 2019 and has no relationship with the Company, or with any affiliate of the Company, except as its auditor.

Under the Company’s articles of association, the independent auditor’s fees will be set and approved by the Board after receipt of the recommendations of the Audit Committee or the Financial Statements Review Committee of the Board.

At the Meeting, the Board will propose that the following resolution be adopted:

“RESOLVED, that the Company’s independent auditor, Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, is appointed as the independent auditor of the Company for the fiscal year 2020 and until the close of the next Annual General Meeting of Shareholders.”

The Board of Directors recommends that you vote FOR approval of this resolution.

EXECUTIVE COMPENSATION

For information regarding compensation paid to our five most highly compensated Office Holders (as defined in the Companies Law) in 2019, please see Item 6 of our annual report on Form 20-F (the “2019 Annual Report”) filed with the U.S. Securities and Exchange Commission (the “SEC”) and with the ISA on March 25, 2020, and which is accessible as mentioned below under “CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS”.

ADDITIONAL MATTERS TO BE REPORTED ON OR DISCUSSED

In addition, at the Meeting the Company will present or report on the following matters relating to fiscal year 2019:

a.its consolidated financial statements for the fiscal year ended December 31, 2019; which are included in the Company’s 2019 Annual Report, which is accessible as mentioned below under “CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS”.
b.the dividend paid to its shareholders;
c.the compensation paid to the Company’s Directors; and
d.the compensation arrangement with the Company’s independent auditor.

CONSIDERATION OF THE ANNUAL FINANCIAL STATEMENTS

The Company’s audited consolidated financial statements for the fiscal year ended December 31, 2019, which will be presented for discussion at the Meeting, are included in the Company’s 2019 Annual Report. Shareholders may receive a paper copy of such 2019 Annual Report, free of charge, upon request to the Company’s Corporate Secretary, at the following e-mail address: Corporate.Secretary@elbitsystems.com. Such 2019 Annual Report (and the financial statements included therein) are not a part of this Proxy Statement. Shareholders may review a copy of the Company’s filings with the SEC, including exhibits and schedules, and obtain copies of such materials, at the SEC’s public reference room at Room 1580, 100 F Street, N.E, Washington, D.C. 20549. Shareholders may call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information that the Company files electronically with the SEC. Shareholders may also review a copy of the Company’s filings with the ISA, including the Company’s 2019 Annual Report (and the financial statements included therein), on the website of the ISA at www.magna.isa.gov.il, on the website of TASE at www.maya.tase.co.il and on the website of the Company, at www.elbitsystems.com (under “Investor Relations: Financial Reports: Annual Reports: Elbit Systems 2019 Annual Report (20F)”).

By Order of the Board
MICHAEL FEDERMANN
Chair of the Board of Directors

BEZHALEL MACHLIS
President and Chief Executive Officer

Date: October 28, 2020